                                                               HECO Exhibit 10.8
                                                               -----------------





                      LOW SULFUR FUEL OIL SUPPLY CONTRACT


                                 by and between


                           CHEVRON PRODUCTS COMPANY,
                        A DIVISION OF CHEVRON U.S.A. INC


                                      and


                        HAWAIIAN ELECTRIC COMPANY, INC.


                                * * * * * * * *

                               TABLE OF CONTENTS

                                           ARTICLE                                          PAGE
ARTICLE 1:   Definitions                                                                      1
ARTICLE 2:   Term of Contract                                                                 3
ARTICLE 3:   Purchase Volumes and Delivery Rates                                              3
          Section 3.1:  Purchase Volumes                                                      3
          Section 3.2:  Delivery Rates                                                        4
ARTICLE 4:   Quality                                                                          5
ARTICLE 5:   Price                                                                            6
          Section 5.1:  Price Per Physical Barrel                                             6
          Section 5.2:  Flexibility in Supply Source                                          8
          Section 5.3:  Fees, Taxes, Assessments, Levies, etc.                                8
          Section 5.4:  Rounding of Index Averages                                            9
          Section 5.5:  Successor Publications                                                9
ARTICLE 6:  Indemnity                                                                         9
ARTICLE 7:  Pipeline Delivery                                                                 9
          Section 7.1:  LSFO Delivery                                                         9
          Section 7.2:  Determination of Quality                                              9
          Section 7.3:  Measurement of Quantity                                              10
          Section 7.4:  Disputes of Quality                                                  10
          Section 7.5:  Independent Inspection                                               11
ARTICLE 8:  Marine Delivery                                                                  11
          Section 8.1   Notification of Marine Delivery                                      11
          Section 8.2:  Notification of Chevron Use of HECO's BPTF                           12
          Section 8.3:  Delivery of Marine Cargo                                             12
          Section 8.4:  Title and Risk of Loss for a Marine Delivery                         12
          Section 8.5:  Determination of Quantity and Quality                                12
          Section 8.6:  Disputes of Quality                                                  13
ARTICLE 9:  Line Displacement Stock and Blend Stock                                          13
          Section 9.1:  Line Displacement Stock                                              13
          Section 9.2:  Blend Stock                                                          13
ARTICLE 10:  Invoicing and Payment                                                           13
          Section 10.1:  Invoices                                                            13
          Section 10.2:  Ratable Invoicing                                                   14
          Section 10.3:  Payments                                                            14
          Section 10.4:  Method of Payment                                                   14
ARTICLE 11:  Contingencies                                                                   15
          Section 11.1:  Definition of Contingency                                           15
          Section 11.2:  Obligations to Sell                                                 15
          Section 11.3:  Obligations to Purchase                                             15
          Section 11.4:  Price Effectiveness                                                 16
          Section 11.5:  Combustion Specifications                                           16
          Section 11.6:  Effective Date                                                      16
          Section 11.7:  [---]                                                               16
ARTICLE 12:  Effect of Suspension or Reduction                                               17
          Section 12.1:  Notice of Suspension or Reduction                                   17
          Section 12.2:  Option to Terminate                                                 17
          Section 12.3:  Prompt Notices                                                      17
          Section 12.4:  United States Currency                                              17
          Section 12.5:  Substitute Suppliers                                                17
ARTICLE 13:  Waiver and Non-Assignability                                                    17
          Section 13.1:  Waiver                                                              17

          Section 13.2:  Non-Assignability                                                              17
          Section 13.3:  Definitions                                                                    18
ARTICLE 14:  Default                                                                                    18
ARTICLE 15:  Conflicts of Interest                                                                      18
ARTICLE 16:  Applicable Law                                                                             18
ARTICLE 17:  Public Utility Commission Approval                                                         19
          Section 17.1:  Filing Requirements; HECO's Energy Cost Adjustment Clause                      19
          Section 17.2:  Use as a Public Utility                                                        19
ARTICLE 18:  Miscellaneous                                                                              19
          Section 18.1:  Headings                                                                       19
          Section 18.2:  Entire Agreement                                                               19
          Section 18.3:  Contract is Not an Asset                                                       19
          Section 18.4:  Notices                                                                        19
          Section 18.5:  Unenforceable Terms                                                            20
          Section 18.6:  Successors and Assigns                                                         20
          Section 18.7:  Termination of Prior Agreement                                                 20
ADDENDUM No. 1:  Illustrative Schedule of Prices                                                        22
ADDENDUM No. 2:  Quality Adjustments                                                                    33
ADDENDUM No. 3:  Recovery of Worldscale Fixed Differential For Oil Pollution Liability Insurance        35
ADDENDUM No. 4:  Inter Facility Points of Title/Risk of Loss                                            37

                      LOW SULFUR FUEL OIL SUPPLY CONTRACT
                      -----------------------------------

THIS CONTRACT dated as of Nov. 14, 1997, by and between CHEVRON PRODUCTS
                          -------------
COMPANY, A DIVISION OF CHEVRON U.S.A. INC. , a Pennsylvania corporation, ("Chevron") and HAWAIIAN ELECTRIC COMPANY, INC., a Hawaii corporation, ("HECO"), with the purpose for the sale and purchase of LSFO and other petroleum products.

WHEREAS, Chevron is a supplier of petroleum fuels with terminal and Refinery facilities in Hawaii.

WHEREAS, HECO is a utility engaged in the generation and sale of electricity, with terminal facilities, in Hawaii.

NOW THEREFORE, the parties agree as follows:


                            ARTICLE 1:  Definitions

Except where otherwise indicated, the following definitions shall apply throughout this Contract:

         1. "API" or "API Gravity" means the American Petroleum Institute's standard measurement of gravity for petroleum products, including fuel.

         2. "ASTM" means the American Society for Testing and Materials whose standards are utilized in this Contract with respect to fuel specifications, quantitative measurements, sampling and testing.

         3.  "barrel" means 42 American bulk gallons at 60 degrees Fahrenheit.

         4. "BPH" means barrels per hour, a unit of measure of the rate of the physical transfer or movement of fuel.

         5. "BPTF" means HECO's Barbers Point Tank Farm, a fuel receiving, storage and distribution facility located in Barbers Point area of Oahu, in Campbell Estate Industrial Park, Kapolei, Hawaii.

         6. "BTU" and "BTU content" means British Thermal Unit and refers to the standard assessment of fuel's gross heating value or gross heat content.

         7. "Black Oil Pipeline" means Chevron's 8 inch pipeline running from Barbers Point to Honolulu which is used for transporting LSFO to the HECO fuel receiving and storage facilities at Waiau and Iwilei in addition to the transportation of Chevron's other black petroleum products.

         8. "Certificate of Quality" or "Quality Certificate" means the formal document recording the Chevron laboratory determinations of the quality and BTU content of a particular sample which represents a specific Delivery, said laboratory determinations having been performed in accordance with the standard test methods described in
             Article 4.

         9.  "Contingency" means as per the provisions of Section 11.1

         10. "Contract" means this Low Sulfur Fuel Oil Supply Contract, between Chevron and HECO, the term of which commences January 1, 1998.

         11. "Day" or "Days" means a calendar day of 24 hours.

         12. "Deliver," "Delivery," "Deliveries" or "Delivered" refers to the transfer of title or physical movement of LSFO sold by Chevron and purchased by HECO.

         13. "Delivery Status Against Ratable" means the calculated figure equal to cumulative Deliveries of LSFO as of a specific Day in a Month where said Deliveries for the Month which includes the specified Day less the cumulative Nominations on a Contract-to-date basis as of that same specific Day in a Month.

         14. "Effective Date" means, for the purposes of this Contract, January 1, 1998.

         15. "Extension" means successive 12-Month periods in the term of this Contract in addition to and after the initial term of this Contract which is through December 31, 2004, each Extension beginning January 1.

         16. "Facilities And Operating Contract" means that certain separate agreement by and between Chevron and HECO of even date with this LSFO Supply Contract by and between the same parties.

         17. "G.S.V." means gross standard volume in U.S. barrels at 60 degrees Fahrenheit.

         18. "Independent Inspector" means a qualified third-party petroleum inspection contractor acceptable to both parties providing petroleum sampling, measurement and other services before, during and after a Delivery.

         19. "Invoiced Deliveries" means Deliveries which have been invoiced in accordance with Article 10.

         20. "Invoice Date" means the billing or invoice issue date as shown on the invoice which is after completion of the Delivery in question.

         21. "Kahe Pipeline" means HECO's 10 inch pipeline running from Barbers Point to the Kahe Power Plant which is used for transporting LSFO to the fuel receiving and storage facilities at HECO's Kahe Power Plant.

         22. "Line Displacement Stock " means, collectively for this purpose, Chevron Diesel Fuel No. 2, Chevron Industrial Fuel Oil No. 6 or Chevron Industrial Fuel Oil No. 5 reasonably required for Chevron to complete the Deliveries of LSFO into HECO's tankage at Kahe, Waiau and Iwilei.

         23. "LSFO" means Low Sulfur Fuel Oil of the quality specified in
             Article 4.

         24. "LSWR" means Low Sulfur Waxy Resid, mixed/cracked quality, a common grade of low sulfur fuel oil typically sold in Singapore, Indonesia and elsewhere in the Far East.

         25. "Marine Delivery" or "Marine Deliveries" means a Delivery of LSFO and/or the components thereof, including blend stock, all or part of which are Delivered by Chevron from a marine vessel to HECO's receiving and storage tanks.

         26. "MM" means million when used in conjunction with a unit of measure such as BTU, i.e. MM BTU means million BTU.

         27. "Month" means a calendar month.

         28. "Nominated" or "Nomination" means the amount of LSFO specified by HECO to be sold and Delivered by Chevron and purchased and received by HECO for a specified Month.

         29. "Pipeline Delivery" or "Pipeline Deliveries" means a Delivery of LSFO from Chevron's Hawaii Refinery to HECO's petroleum receiving and storage tanks at BPTF via Chevron's Refinery pipelines, or to HECO's fuel storage at Kahe, Waiau, or Iwilei via HECO's Kahe pipeline or Chevron's Black Oil Pipeline, respectively.

         30. "Refinery" means Chevron's oil refining and related facilities located in the Barbers Point area of Oahu, in Campbell Estate Industrial Park, Kapolei Hawaii

         31. "Year" means a calendar Year.


                         ARTICLE 2:  Term of Contract

The term of this Contract shall be from January 1, 1998 through December 31, 2004, and shall continue thereafter for Extensions beginning each successive January 1, unless HECO or Chevron gives written notice of termination at least 120 Days before the beginning of an Extension.

                ARTICLE 3:  Purchase Volumes and Delivery Rates

Section 3.1:  Purchase Volumes

During each Year that this Contract is in effect, Chevron shall sell and Deliver to HECO and HECO shall purchase and receive from Chevron, LSFO at a reasonably uniform rate during each Month. This Monthly volume shall equate to an average daily rate in physical barrels per Day which is no less than the [---] nor more than [---] as set out below:

             Annual Average Daily Rate in Physical Barrels Per Day

                            [---]     [---]     [---]     [---]
             Year           Minimum   Maximum   Minimum   Maximum
             ----           -------   -------   -------   -------
             1998-1999      [---]     [---]     [---]     [---]
             2000-2004      [---]     [---]     [---]     [---]

The minimum and maximum annual volume of LSFO to be Delivered and sold by Chevron and to be Nominated, purchased and received by HECO during each of the Years are as follows:

                     Annual Volume In Thousands Of Barrels

                          Year    Minimum     Maximum
                          ----    -------     -------
                          1998   [---]        [---]
                          1999   [---]        [---]
                          2000   [---]        [---]
                          2001   [---]        [---]
                          2002   [---]        [---]
                          2003   [---]        [---]
                          2004   [---]        [---]

          Pursuant to Section 5.1, the [---] Maximum Annual Average Daily Rate in physical barrels per Day, when multiplied by the number of Days in each Month, designates the maximum purchase volume during that Month which shall occur at [---]

The minimum and maximum annual volumes to be sold by Chevron and purchased by HECO during each Year of any extension shall be determined by multiplying the Days of that Year by the average daily minimum and maximum rates indicated for Year 2004, unless mutually agreed otherwise. Subject to availability, Chevron will sell and Deliver and HECO shall purchase and receive such additional volumes as are mutually agreed.


Section 3.2:  Delivery Rates

     (a) HECO shall advise Chevron of its Nominated rate of Delivery for each Month [---] prior to the beginning of that Month. HECO shall provide Chevron written notice of the amount of LSFO to be sold and Delivered.

          No later than 10 Days prior to the beginning of each Month, Chevron will provide HECO a proposed schedule of Pipeline Deliveries and Marine Deliveries ("Delivery Schedule") to be made for the following three Months. The proposed Delivery Schedule shall specify the type of Delivery, Pipeline Delivery or Marine Delivery, approximate
          quantity and the approximate date.   The Deliveries are to be made at
          reasonably regular intervals. HECO shall notify Chevron of its acceptance or rejection of the proposed Delivery Schedule within three
          (3) business days of receipt. Should HECO fail to provide notice to Chevron of its acceptance, conditional acceptance or rejection of the Delivery Schedule prior to the end of said three (3)-business-day period, HECO shall be deemed to have accepted the Delivery Schedule. If HECO rejects the proposed Delivery Schedule because the date or volume of an individual Delivery is unacceptable, HECO shall advise Chevron as soon as possible thereafter of a satisfactory alternate Delivery date or alternate Delivery quantity.

          Chevron shall notify HECO of any change in the accepted Delivery Schedule due to any of the following causes with respect to each individual Delivery as soon as practicable after it shall become known to Chevron:

            1. A change in the volume of an individual Pipeline Delivery, if such change is in excess of 10,000 barrels of the previously advised Delivery volume or a change in the volume of an individual Marine Delivery, if such change is in excess of 25,000 barrels of the previously advised Delivery volume; or

            2. A change in the date of an individual Delivery, if such change is greater than 2 Days from the previously advised date.

     (b) HECO shall not be required to take Delivery of more than [---] of a Month's Nominated volume in any [---] Day consecutive period; and Chevron shall not be required to make Delivery of more than [---] of a Month's Nominated volume in any [---] Day consecutive period. Chevron will make reasonable good faith efforts to plan its Pipeline Deliveries and Marine Deliveries such that it shall have a Delivery Status Against Ratable of approximately zero at Month-end for the third Month of the accepted Delivery Schedule. Scheduled Marine Deliveries can be made plus or minus [---] Days from the date shown on the accepted Delivery Schedule.

     (c) Chevron and HECO shall make best efforts to coordinate their separate marine and pipeline shipments into and out of HECO's BPTF to minimize operational difficulties and costs, including but not limited to tankage availability and vessel demurrage.

     (d) Unless waived by HECO and subject to tank availability, the physical volume of Chevron's Marine Deliveries of LSFO shall be limited to [---] barrels, during any [---] Day period and any Month, except during Months when Chevron's LSFO production facilities at Barbers Point are not operating or when HECO's Nominated rate of Delivery for the Month of the Marine Delivery is in excess of the [---] Maximum quantity specified in Section 3.1.

     (e) If due to reasons other than a Contingency as defined in Article 11, Chevron's anticipated Pipeline Deliveries and Marine Deliveries of LSFO shall reasonably indicate that the cumulative quantity of its Deliveries to HECO during a period of this Contract will result in a Delivery Status Against Ratable in excess of [---] barrels for a period in excess of [---] consecutive Days, Chevron shall be deemed to be in a "Supply Deficit Position" and shall give prompt notice of same to HECO.

          In the event that Chevron gives notice that it is in a Supply Deficit Position, Chevron and HECO shall thereafter immediately confer in good faith on the steps to be taken to minimize the impact of any Supply Deficit Position on HECO. Within three (3) business days of its tendering notice of Supply Deficit Position to HECO, Chevron shall propose a detailed plan ("Supply Plan") whereby it may make Deliveries of LSFO to HECO to address the Supply Deficit Position.

          In the event Chevron has other term contract buyers for LSFO in Hawaii, Chevron shall ratably allocate its sale of LSFO to all such buyers on the basis of actual sales to each such buyer over the prior Year.

     (f) If due to reasons other than a Contingency as defined in Article 11, HECO's anticipated demand for LSFO should reasonably indicate that its Monthly Delivery requirements from Chevron during a period of this Contract are less than the minimum Monthly or annual volume of LSFO to be purchased and received by HECO as set forth in Section 3.1, HECO shall be deemed to be in a "Purchase Deficit Position" and shall give prompt written notice to Chevron.

          In the event that HECO gives notice that it is in a Purchase Deficit Position, Chevron and HECO shall thereafter immediately confer in good faith on the steps to be taken to minimize the impact of any Purchase Deficit Position on Chevron. [---]

          In such circumstances, purchases of LSFO shall be ratably allocated among all sellers including Chevron on the basis of actual sales from each seller over the prior Year.


                              ARTICLE 4:  Quality

The LSFO Delivered thereunder shall comply with the following specification limits:

    LSFO               ASTM Test                  Specification
Specification           Method        Units          Limits
-------------           ------        -----          ------
API Gravity            D4052          Deg            12 min
                                                     24 max

Sulfur                 D4292          Wt %          0.50 max

Flash Point            D93            Deg F          150 min

Pour Point             D97            Deg F          125 max


Viscosity             D445          SSU at       l00 min
                                   210 Deg F     450 max

Ash                   D482           Wt %       0.05 max

BTU content           D240        MM BTU/Bbl    6.000 min

Nitrogen              D4629          Wt %       0.50 max

Water & Sediment      D1796          Wt %       0.50 max

CHEVRON MAKES NO WARRANTY, EXPRESSED OR IMPLIED IN FACT OR BY LAW, AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE CONCERNING THE LSFO OTHER THAN IT SHALL COMPLY WITH THE QUALITY HEREIN SPECIFIED, AND THAT IT SHALL BE SUITABLE FOR USE AS A BOILER FUEL.


                               ARTICLE 5:  Price

Section 5.1:  Price Per Physical Barrel

For the Monthly cumulative volume which is at or below the [---] maximum limit of Section 3.1 multiplied by the number of Days in the Month, the price of LSFO Delivered to meet the Nominated commitment of a Month shall be determined as follows:

[---]

For the Monthly cumulative volume which exceeds the Tier 1 maximum limit of
Section 3.1 multiplied by the number of Days in the Month, the price of LSFO Delivered to meet the Nominated commitment of a Month shall be determined as follows:

[---]

where:

          P1 = Billing price per physical barrel of LSFO Delivered to meet that portion of the Nominated commitment of a Month that is equal to or below the [---] maximum regardless of the actual Month Delivered, in
          U. S. dollars.

          P2 = Billing price per physical barrel of LSFO Delivered to meet that portion of the Nominated commitment of a Month that exceeds the [---] maximum, regardless of the actual Month Delivered , in U.S. dollars.

          LSWR INDEX = A market index for low sulfur fuel oil, defined as the average of [---], defined as follows:

          [---], a variable market price component which is a discount or premium to the [---] which shall be calculated by a simple averaging of the daily high and low or bid and ask of the "Premia to the Pertamina Formula" price for Singapore or Singapore/Indonesia cracked, mixed/cracked or equivalent LSWR as assessed and published in [---] in the date range specified below for [---].

      [---]

      (a) [---] for LSWR Mixed/Cracked sold in Singapore, during the period beginning the 21st of the second Month immediately preceding the Nominated Month of Delivery and ending the 20th Day of the Month immediately preceding the Nominated Month of Delivery.

      (b) [---] --- Similarly, the average of the high and low prices per barrel published by [---] for every date of publication within the date range of [---] above.

      (c) [---] ---- Similarly, the average of the bid and asked prices per barrel published by [---] for every date of publication within the date range of [---] above.

      (d) [---] ---- Similarly, the average of the prices per barrel published by [---] for every date of publication within the date range of [---] above.

      FREIGHT = a market index for freight, defined for each calendar quarter as the multiplication product of (a) and (b) below, plus the fixed rate differential described in (c) below:

      (a) The simple average of the Average Freight Rate Assessment ("AFRA") Worldscale Points for the average of Large Range 1 vessels, as published Monthly by London Tanker Brokers Panel Limited for the three Monthly publications in the calendar quarter immediately preceding the calendar quarter of the Nominated Month of Delivery. Monthly publications show rates of vessel voyages which occurred during the last half of the second Month immediately preceding that publication and the first half of the Month immediately preceding that publication, and

      (b) The Worldscale 100 rate for voyages between Singapore and Barbers Point, Hawaii, applicable to the Year of the quarter defined in (a) above; expressed in New Worldscale rates, as published by Worldscale Associates (London Limited) in its New Worldwide Nominal Freight Scale (Worldscale); plus,

      (c) There shall be added to the multiplication product of (a) and (b) above, a fixed rate differential for segregated ballast tank configured oil tankers, "SBT Tankers," if and as provided by Worldscale, with respect to the Additional Insurance Premiums for Basic ($500 Million) and Excess ($200 Million) coverage of Oil Pollution Liability Insurance on vessels carrying persistent oils to and from the U.S.A., consistent with a typical vessel as derived in Addendum No. 3 attached to this Contract.

     The FREIGHT rate will be expressed in U.S. dollars per barrel, using a conversion factor of 6.75 barrels per metric ton.

     LA BUNKER = A market index for industrial fuel oil, defined as the simple average of the high and low prices for Los Angeles Bunker C fuel as reported by the Platt's Oilgram Bunkerwire ("Platt's Bunkerwire") for all dates of publication during the period beginning the 21st of the second Month immediately preceding the Nominated Month of Delivery and ending the 20th Day of the Month immediately preceding the Nominated Month of Delivery. The LA Bunker market index will be expressed in U.S. dollars per barrel, using a conversion factor of 6.368 barrels per metric ton.

     [---] volumes sold and purchased in each Year of the indicated period as follows:
          1998-1999:            [---] per barrel
          2000-2004/Extension:  [---] per barrel

     [---] volumes sold and purchased in each Year of the indicated period as follows:
          1998-1999:            [---] per barrel
          2000-2004/Extension:  [---] per barrel

     The per barrel premium applicable for 2004 shall also apply to sales and purchases of LSFO during each Year of any Extension, unless otherwise mutually agreed.

     BTU = The actual BTU content of each LSFO Delivery, pursuant to Section 7.2, expressed in MM BTU's per barrel and rounded to three decimal places.

     T = the [---], the Hawaii General Excise Tax, the Hawaii Environmental Response Tax, [---] and any other tax properly imposed on the sale of LSFO pursuant to Section 5.3 herein.

The price for LSFO Delivered shall be based on the price for the Month Delivered to meet the Nominated commitment of a Month regardless of the actual Month during which physical Delivery occurs.

Addendum No. 1 hereto contains an illustrative schedule of prices calculated pursuant to this Section 5.1, including a copy of the Monthly London Tanker Brokers Panel Limited publication.

Section 5.2:  Flexibility in Supply Source

To provide the flexibility needed by Chevron to meet its obligations to HECO, the source and type of crude oil and other raw material, the place of manufacture, and the manufacturer of LSFO for Delivery to HECO hereunder shall be determined solely by Chevron. The price of all LSFO Delivered by Chevron to HECO hereunder shall be determined in accordance with the terms of this Contract regardless of where, how and by whom such LSFO is manufactured and regardless of the type or source of crude oil or other raw materials used in its manufacture.

Section 5.3:  Fees, Taxes, Assessments, Levies, etc.

In addition to all other amounts payable by HECO under this Contract, HECO shall reimburse Chevron for all taxes, assessments, levies and imposts of whatsoever kind or nature imposed on Chevron by any governmental or quasi-governmental body, as adjusted, modified or revised from time to time, including without limitation the Hawaii General Excise Tax, the [---], the Hawaii Environmental Response Tax and [---]s with respect to the [---] sale of LSFO and its components under this Contract or the receipt by Chevron of payments hereunder. Notwithstanding the foregoing and any illustrative schedule of prices herein, HECO shall not be required to reimburse Chevron under this Section 5.3 for any tax measured by or based on the net income of Chevron or for real property taxes or to duplicate any item of expense of Chevron which is recovered by Chevron under the billing price under Section 5.1 or for any item expressly mentioned by [---] or Platt's Bunkerwire, or confirmed by [---] or Platt's Bunkerwire in writing upon inquiry by either Chevron or HECO, as being included in a price used to compute the billing price under Section 5.1.

[---]

[---]
As of the effective date of this Contract, the governmental fees, etc. which are currently in effect are the [---], the Hawaii General Excise Tax (4.166%) the [---] and the Hawaii Environmental Response Tax ($0.05 per barrel). The Hawaii General Excise Tax and the Hawaii Environmental Response Tax will be added to the invoiced price. The Hawaii Environmental Response Tax is not subject to Hawaii General Excise Tax.

Section 5.4:  Rounding of Index Averages

All prices, index averages, adjustments thereto and other sums payable hereunder shall be stated in the nearest thousandth of a dollar.

Section 5.5:  Successor Publications

[---] and Platt's Bunkerwire shall include any successor publication(s) and, in the event of either the discontinuance of any of these publications, the publications referenced in the derivation of the market index for freight or of assessments of Singapore/Indonesia mixed/cracked or equivalent quality LSWR, [---] or Los Angeles Bunker C Fuel Oil, respectively, the parties shall agree upon an alternate price reporting services and publications or market price assessments and any modification of the per barrel premiums for LSWR, price formula components A1 and A2, as applicable, as may be reasonable under the circumstances.

                             ARTICLE 6:  Indemnity

Each party agrees to defend, indemnify and hold harmless the other party in accordance with the provisions of Article 17 of the Facilities And Operating Contract the terms and conditions of which are hereby incorporated herein and made a part of this Contract by reference hereto.

The provisions of this Article 6 shall survive the termination of the Contract.


                         ARTICLE 7:  Pipeline Delivery

Section 7.1:  LSFO Delivery

Pipeline Delivery of LSFO from Chevron's Hawaii Refinery shall be made by one of the following methods:

     (a) Chevron may Deliver LSFO by pipeline from the Refinery into HECO's BPTF. Title and risk of loss of LSFO so Delivered shall pass to HECO where Refinery pipelines interconnect with HECO's BPTF pipelines at the point where the pipelines intersect the boundary line between the Refinery property and HECO's BPTF property at either point A, depending on whether Chevron Delivers LSFO through the "Front Door Line" or "Back Door Line" as shown in Addendum No. 4.

     (b) Pursuant to the Facilities and Operating Agreement between Chevron and HECO, Chevron may Deliver LSFO by pipeline from the Refinery into HECO's receiving and storage tanks at Kahe, Waiau and Iwilei. With respect to such Deliveries to HECO's receiving and storage tanks at Kahe, title and risk of loss of LSFO Delivered from the Refinery shall pass to HECO where the

          Refinery pipelines interconnect with HECO's Kahe Pipeline at either point B shown in Addendum No. 4. With respect to such Deliveries to HECO's receiving and storage tanks at Waiau and Iwilei, title and risk of loss of LSFO Delivered from the Refinery shall pass to HECO where the Refinery pipelines interconnect with Chevron's Black Oil Pipeline at either point C as shown in Addendum No. 4.

The use of facilities for Delivery of LSFO pursuant to Section 7.1.(b) of this Contract, including but not limited to HECO's obligation to pay a per barrel pipeline pumping fee for the LSFO Delivered under Section 7.1 (b), the measurement of the pumped quantities and the terms of sale and Delivery by Chevron and purchase and receipt by HECO of Line Displacement Stock related to the Delivery of LSFO, other than the specific provisions set forth in Article 9 herein, shall be governed by the Facilities And Operating Contract.

Section 7.2:  Determination of Quality

The quality and BTU content of the LSFO Delivered by Pipeline Delivery to HECO shall be determined on the basis of a volumetric weighted average composite of samples drawn from Chevron's issuing tank(s) at the Refinery in such a manner as to be representative of each individual Pipeline Delivery ("Tank Final Sample").

The Tank Final Sample shall be divided into a minimum of three (3) parts as follows:

          (1) One part shall be provided to Chevron's Refinery laboratory for analysis to determine BTU content per barrel and quality determination.

          (2) One part shall be provided to HECO's laboratory for analysis to determine BTU content per barrel and for the purpose of verifying Chevron's determinations.

          (3) At least one part shall be sealed and retained by the Independent Inspector for a period of not less than three (3) Months.

Chevron agrees to provide HECO and the Independent Inspector with a copy of Chevron's Certificate of Quality representing the Tank Final Sample and will make best efforts to provide such quality documentation no later than [---] of the Pipeline Delivery. If the completed Certificate of Quality is not available the Day of the completion of the Pipeline Delivery, Chevron will advise HECO and the Independent Inspector, by the Day of the completion of the Pipeline Delivery, the final determination of API gravity, flash point, sulfur content and sediment and water representing the Tank Final Sample.

The official BTU content determination shall be based upon an average of Chevron's and HECO's laboratory analyses, provided that such analyses fall within the ASTM reproducibility standard (currently 0.4 MJ/kg which the parties shall deem to be equivalent to a fixed standard of 60,000 BTU per barrel) for Test D-240. Chevron and HECO will make best efforts to evaluate the BTU content
of the Tank Final Sample and exchange results within    [---] Days.  In the
event the difference between HECO's and Chevron's laboratory determination of BTU content falls outside said reproducibility standard, the sealed part of the Tank Final Sample in the possession of the Independent Inspector shall be provided to an independent testing laboratory for an official determination, which shall be final. In cases of disagreement or excessive delays in HECO's determination of BTU content, Chevron shall have the right to invoice the sale using a provisional BTU content of 6.2 MM BTU per barrel, with any required adjustments made after final determination is made. Chevron and HECO shall share equally the cost of independent tests and determinations.

Section 7.3:  Measurement of Quantity

Quantities of LSFO and Line Displacement Stock Delivered by Pipeline Delivery hereunder shall be determined at the time of the Pipeline Delivery by gauging Chevron's tanks before and after pumping under the supervision of the Independent Inspector. Quantities sold and Delivered by Chevron and purchased and received by HECO hereunder shall be calculated in accordance with the current measurement standards adopted by industry, ASTM,

API and other recognized standard-setting bodies as are applicable in the opinion of the Independent Inspector and shall be expressed in G.S.V., U.S. barrels @ 60 degrees F.

Both HECO and Chevron agree that if measurement of Chevron's tanks is, in the opinion of the Independent Inspector, considered to have been rendered inaccurate for any reason including, but not limited to operational constraints, physical loss of LSFO or Line Displacement Stock or inadvertent transfer of LSFO or Line Displacement Stock within Chevron's facilities, then the quantity of LSFO or Line Displacement Stock may be determined by gauging HECO's tanks before and after pumping under the supervision of the Independent Inspector.

Section 7.4:  Disputes of Quality

If Chevron or HECO has reason to believe that the quality of LSFO or Line Displacement Stock stated for a particular Pipeline Delivery or Marine Delivery per Article 7 or Article 8 is incorrect, that party shall within sixty (60) Days after the issuance date of the complete Certificate of Quality, present the other party with documents supporting such dispute and the parties will confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the quality, if justified, for the Pipeline Delivery or Marine Delivery in question. In the event of an unresolvable difference between Chevron and HECO, the sealed part of the relevant sample in the possession of the Independent Inspector shall be provided to an independent testing laboratory for an official determination, which shall be final. Chevron and HECO shall share equally the cost for such independent laboratory determination.

If the quality of the LSFO received by HECO from Chevron fails to conform to specifications in Article 4 of this Contract, both Chevron and HECO shall minimize, if possible, the impact of any quality problem on HECO by specification waiver if the use of the LSFO will not cause harm to HECO, or by Chevron delivering higher quality LSFO in a timely manner to produce a specification quality blend in HECO's receiving and storage tank(s) containing the non-specification LSFO. If all such, and similar, efforts fail to resolve the quality problem, then HECO may return non-specification LSFO to Chevron, in which case Chevron shall replace the non-specification LSFO in a timely manner. All costs and expenses, including HECO's handling costs incurred in returning and replacing non-specification LSFO, shall be paid by Chevron.

Section 7.5:  Independent Inspection

Chevron and HECO will make best efforts to ensure that all measurements taken and determinations made with respect to the provisions of this Contract shall be under the supervision of an Independent Inspector, and the costs thereof, shall be shared equally by Chevron and HECO. If, due to a need for timeliness, Chevron personnel rather than the Independent Inspector take measurements, such measuring shall be performed in accordance with accepted industry standards approved by an Independent Inspector.


                          ARTICLE 8:  Marine Delivery

Section 8.1:  Notification of Marine Delivery

Chevron shall provide HECO with updates on the anticipated arrival date of its vessel and expected date for commencing the Marine Delivery and otherwise comply with the notice provisions of Section 3.2(a) herein..

Section 8.2:  Notification of Chevron Use of HECO's BPTF

Chevron shall provide HECO at least [---] Days advanced notice of its planned use of a specified volume of more than [---] barrels, and no more than [---] barrels, of HECO's petroleum storage capacity at BPTF for Chevron's use in making a Marine Delivery to HECO. [---]

[---]
Section 8.3:  Delivery of Marine Cargo

Chevron may Deliver LSFO or LSFO blend stock from Chevron's vessel into BPTF. The volume of Chevron's Marine Delivery shall conform to the provisions of
Section 3.2(a) herein unless it has received prior written approval from HECO.

Section 8.4:  Title and Risk of Loss for a Marine Delivery

Title to the LSFO and the risk of loss of the LSFO and components Delivered from Chevron's vessel or from the Refinery in conjunction with a Marine Delivery shall pass from Chevron to HECO at the BPTF as soon as the [---]

Section 8.5:  Determination of Quantity and Quality

The quantity and quality of LSFO Delivered by marine vessel shall be determined in the manner specified in Sections 7.2, 7.3 and 7.4 of this Contract, except as follows:

      (a) Chevron agrees to advise the Independent Inspector, prior to commencing a Marine Delivery of LSFO or any component thereof from Chevron's vessel, the API gravity and flash point in degrees F. shown the port of loading Quality Certificate representing the quality of said LSFO or component thereof.

      (b) In order to reduce the likelihood of Chevron's Marine Delivery resulting in quality problems occurring in HECO's receiving tank(s), Chevron agrees to test a volumetric weighted average composite of samples representative of the LSFO or component thereof to be shipped to HECO's receiving tanks ("Precautionary Sample"). The Precautionary Sample shall be drawn after the arrival of the vessel in Hawaiian waters, but prior to the commencement of the Marine Delivery, and shall be tested by Chevron's Refinery laboratory. Chevron agrees that should a pre-discharge computer blend simulation representing the quality of a volumetric weighted average mixture of the Precautionary Sample, components of the Marine Delivery in questions previously shipped to HECO's receiving tanks and other LSFO components available to be shipped from Chevron's Refinery reasonably indicate the Marine Delivery in question will not conform to the quality specified in
          Article 4, Chevron will instruct the vessel operator not to commence Delivery of its cargo to HECO's receiving tanks without HECO's express permission.

      (c) The quality and BTU content of the LSFO Delivered shall be determined on the basis of a volumetric weighted average composite of samples drawn from HECO's receiving tank(s) in such manner as to be representative of the entire Marine Delivery (also "Tank Final Sample"). The Tank Final Sample shall be divided and otherwise handled in accordance with the provisions of Section 7.2.

      (d) Quantity of the LSFO Delivered via a Marine Delivery shall be determined at the time of each Marine Delivery by gauging HECO's tank(s) before and after pumping. Quantities sold and Delivered pursuant to this Section 8.5 shall be calculated in accordance with the current measurement standards adopted by industry, ASTM, API and other recognized standard-setting bodies as are applicable in the opinion of the Independent Inspector and shall be expressed in G.S.V., U.S. barrels @ 60 degrees F.

Section 8.6:  Disputes of Quality

If Chevron or HECO has reason to believe that the quality of LSFO stated for an individual Marine Delivery is not in conformance with the qualities described in
Article 4 , Chevron and HECO shall attempt to resolve the quality problem pursuant to the provisions of Section 7.4.


              ARTICLE 9:  Line Displacement Stock and Blend Stock

Section 9.l:  Line Displacement Stock

HECO shall purchase and Chevron shall supply whatever volume of Line Displacement Stock is reasonably required for Chevron to complete the Deliveries of LSFO that is received into HECO's tankage at Kahe, Waiau and Iwilei. The price of No. 2 diesel fuel or No. 6 fuel oil used as Line Displacement Stock shall be the then-current pricing for the fuel comprising the Line Displacement Stock in that certain separate agreement between Chevron and HECO and its affiliated companies of even date herewith, known as the Inter-Island Industrial Fuel Oil and Diesel Fuel Contract ("Inter-Island Supply Contract"), if such a supply contract is in effect; otherwise its price shall be the then-current Honolulu posted price for such fuel, less normally available discounts, if any, at the time of purchase. The price of No. 5 fuel oil used as Line Displacement Stock shall be the [---] in the Inter-Island Supply Contract, if such a supply contract is in effect; otherwise its price shall be the then-current Honolulu posted price for No. 5 fuel oil, less normally available discounts, if any, at the time of purchase. HECO's minimum purchase obligation and Chevron's maximum purchase obligation set forth in Article 3 shall be reduced by each physical barrel of Line Displacement Stock sold.

Section 9.2:  Blend Stock

In the event HECO desires to adjust the quality of its LSWR in its BPTF receiving and storage tanks to meet the specifications of Article 4, Chevron shall supply the necessary blend stock pursuant to Addendum No. 2 given reasonable notice.


                       ARTICLE 10:  Invoicing and Payment

Section 10.1:  Invoices

Invoices, which will show the price per physical barrel of LSFO, blend stock and Line Displacement Stock sold will be prepared and dated following Delivery shall be rendered from time to time each Month. Original invoices shall include full documentation, as approved by both parties including Certificate of Quality, report of the Independent Inspector, and price calculation; such documentation may, however, be provided by Chevron to HECO separately. The invoices shall also show as a separate item the estimated amounts of any reimbursements to which Chevron is entitled pursuant to Section 5.3.

If an invoice incorporating an item other than a BTU content adjustment in error, or has been sent to HECO, then HECO shall have the option to hold said invoice without penalty until such error or dispute is resolved and HECO shall have received a corrected invoice, debit or credit. HECO shall make payment for such corrected invoice or debit in accordance with this Section 10.3. If a disputed item has not been resolved in 30 Days from the Invoice Date, HECO shall pay the undisputed amount.

If Chevron's or HECO's final laboratory result for BTU content is unavailable or if Chevron's laboratory result is disputed by HECO, Chevron may issue a provisional invoice pursuant to Section 7.2. HECO shall in such case make payment for such provisional invoice in accordance with the provisions of
Section 10.3.

Section 10.2: [---]

[---]

Section 10.3:  Payments

Payments of such invoices shall be made in U.S. dollars. Subject to Section 10.1, Section 10.2, Section 7.4 and Section 8.6 herein, the timing of payments for sales and Deliveries received shall be based upon the invoice issue date which shall be the Invoice Date or postmarked mailing date of the invoice, whichever is later, as follows:

      (a) Payment for a received invoice dated from the 1st through the 10th of a Month is due on the 20th of the same Month.

      (b) Payment for a received invoice dated from the 11th through the 20th of a Month is due by the last Day of the same Month.

      (c) Payment for a received invoice dated from the 21st through the last Day of the Month is due on the 10th Day of the following Month.

Due dates are the dates payments are to reach Chevron. If the due date falls on a Saturday, the payment shall be received on the preceding business Day. If such date falls on a Sunday or a holiday, payment shall be received the following business Day.

Section 10.4:  Method of Payment

Payments shall be by bank wire transfer of immediately available funds to:

          Chevron Products Company, a division of Chevron U.S.A. Inc.
                            Account Number 59-51755
                  First National Bank of Chicago, Chicago, IL
                             ABA Ref. No. 071000013

For identification purposes, all wires must clearly indicate that payment is being made by order of HECO and provide the invoice reference number. In addition, written documentation evidencing specific invoices being paid shall be immediately forwarded to:

                       Utility Fuel Receivables/Room 3338
           Chevron Products Company, a division of Chevron U.S.A. Inc
                                 P.O. Box 7006
                     San Francisco, California  94120-7006
                               Fax (415) 894-1195


                           ARTICLE 11:  Contingencies

Section 11.1:  Definition of Contingency

As used in this Article 11, the term "Contingency" means:

     (a)  any event reasonably beyond the control of the party affected;

     (b) compliance, voluntary or involuntary, with a direction or request of any government or person purporting to act with governmental authority; excluding, however, any such direction or request restricting or otherwise regulating combustion of the LSFO to be purchased by HECO hereunder, the effect of which restrictions or regulation upon the parties' performance shall be governed by Section
          11.5 of this Contract;

     (c) total or partial expropriation, nationalization, confiscation, requisitioning or abrogation or breach of government contract or concession;

     (d)  closing of, or restriction on the use of, a port or pipeline;

     (e) maritime peril (including but not limited to, negligence in navigation or management of vessel, collision, stranding, destruction, or loss of vessel), storm, earthquake, flood;

     (f)  accident, fire, explosion;

     (g) hostilities or war (declared or undeclared), embargo, blockage, riot, civil unrest, sabotage, revolution, insurrection;

     (h) strike or other labor difficulty (whomever's employees are involved), even though the strike or other labor difficulty could be settled by acceding to the demands of a labor group; or

     (i) loss or shortage of supply, production, manufacturing, distribution, refining, transportation, Delivery facilities, receiving facilities, equipment, labor, material, power generation or power distribution caused by circumstances which the affected party is not able to overcome by the exercise of reasonable diligence or which the affected party is able to overcome only at substantial additional expense in relation to the expected revenue, benefits or rights related directly to this Contract.

Section 11.2:  Obligations to Sell

Chevron shall not be obligated to sell or Deliver LSFO to the extent that performance of this Contract is prevented, restricted or delayed by a Contingency which significantly affects Chevron's ability to supply, manufacture or transport LSFO to HECO under this Contract from Chevron's U.S. West Coast (to the extent Chevron's U.S. West Coast refineries are producing LSFO at the time of the Contingency) and Refinery. In such circumstances, Deliveries of LSFO to HECO may be reduced on a basis as equitable to HECO as to Chevron's and its Affiliates' other customers of crude and petroleum products, and Chevron shall not be obligated to acquire additional crude or LSFO but to the extent that it does acquire additional crude or LSFO, HECO shall be entitled to an equitable share of the LSFO acquired or derived from the crude acquired, at a price to be agreed from time-to-time.

Section 11.3:  Obligations to Purchase

HECO shall not be obligated to purchase, receive or use LSFO to the extent that performance of this Contract in the customary manner is prevented, restricted or delayed by a Contingency. In such circumstances, purchases from Chevron may be reduced on any basis as equitable to Chevron as to HECO's other suppliers of LSFO.

Section 11.4:  Price Effectiveness

If at any time any price determined under this Contract cannot be given effect because to do so would violate a direction or request of any government or person purporting to act with governmental authority, HECO and Chevron shall attempt to agree on an alternate course of action, but failing agreement within ten (10) Days the party adversely affected may suspend performance with respect to the quantity of LSFO affected by the direction or request.

Section 11.5:  Combustion Specifications

To the extent that any governmental regulation requires combustion of LSFO meeting more stringent specifications or permits combustion of LSFO meeting less stringent specifications than those in Article 4, HECO and Chevron shall negotiate in good faith to agree on an alternative course of action that will reasonably allow HECO to comply with such regulation while fulfilling its minimum annual purchase volume commitment under Article 3, at a price and on other terms and conditions that are fair to both parties. Chevron shall have no obligation to Deliver LSFO meeting new specifications if it is not available for purchase from third parties and Chevron cannot manufacture such LSFO in existing facilities without substantial new capital investment. If HECO and Chevron do not agree on such an alternate course of action, then [---]

To the extent HECO is unable to utilize fuel to be supplied by Chevron under this Contract, but [---], then purchases from Chevron may be reduced on any basis as equitable to Chevron as to HECO's other suppliers of similar fuel oil.

Any adjustments in price pursuant to this Section 11.5 shall be governed by
Section 11.6, except that the adjustments shall apply to all LSFO Delivered which meets the [---].

Section 11.6:  Effective Date

In the event of retroactive adjustments hereunder, the charge or credit to HECO shall be computed and billed to HECO as soon as practical after the adjustment is known. In the event of retroactive changes which cause adjustments hereunder after termination of this Contract, payment shall be made within fifteen (15) Days after receipt of written demand therefor by the other party.

Section 11.7: [---]

[---]

                 ARTICLE 12:  Effect of Suspension or Reduction

Section 12.1:  Notice of Suspension or Reduction

In the event of any suspension or reduction of sales and Deliveries under
Article 11, Chevron shall not be obligated to sell and HECO shall not be obligated to buy, after the period of suspension or reduction, the undelivered quantity of LSFO which normally would have been sold and Delivered hereunder during the period of suspension or reduction.

Section 12.2:  Option to Terminate

If sales and Deliveries are suspended under Article 11 for more than 180 Days, Chevron or HECO shall have the option while such suspension continues to terminate its obligations to the other party under this Contract on thirty (30) Days written notice to the other party.

Section 12.3:  Prompt Notices

Any party which relies upon Article 11 shall give the other party prompt notice thereof specifying the anticipated amount and duration of any suspension or reduction of Deliveries. It shall also give prompt notice when it no longer expects to rely on Article 11 and Deliveries shall be reinstated subject to all conditions of this Contract, unless this Contract has been terminated previously under Section 12.2.

Section 12.4:  United States Currency

Nothing in Article 11 shall relieve HECO of the obligation to pay in full in United States currency for the LSFO sold and Delivered hereunder and for other amounts due by HECO to Chevron under this Contract.

Section 12.5:  Substitute Suppliers

While Deliveries are suspended or reduced by Chevron pursuant to Article 11, it shall not be a breach of this Contract for HECO to buy from a supplier other than Chevron the quantities of LSFO which Chevron does not Deliver. During this period of time there will be no minimum volume requirements. After any suspension or reduction has ended, minimum and maximum volume requirements of
Article 3 for the annual period in which the suspension or reduction occurred will be reduced in proportion to the ratio of the number of Days within the annual period during which no suspension or reduction was in effect, to the number of Days within the annual period.


                   ARTICLE 13:  Waiver and Non-Assignability

Section 13.1:  Waiver

Waiver by one party of the other's breach of any provision of this Contract shall not be deemed a waiver of any subsequent or continuing breach of such provisions or of the breach of any other provision or provisions hereof.

Section 13.2:  Non-Assignability

This Contract shall not be assignable by either party without the written consent of the other, which shall not be unreasonably withheld, except that either party may assign this Contract to any Affiliate, provided that any such assignment shall not release that party from any of its obligations hereunder, and except that HECO may assign this Contract to the Trustee under its First Mortgage Bond Indentures. Chevron does not, by agreement to such an assignment, waive any right it may have to terminate this Contract for any breach hereof occurring at any time before or after any such assignment or release HECO of any obligations arising under this Contract after any such assignment. Following any such assignment, no further assignment may be made without the consent of Chevron.

Section 13.3:  Definitions

In this Article 13 and Sections 11.2 and 11.7, "Affiliate" shall mean any corporation controlling, controlled by or under common control, with either Chevron or HECO. "Control" of a corporation shall mean ownership, directly or indirectly, or at least 50% of the voting shares of such corporation.

                              ARTICLE 14:  Default

If HECO or Chevron considers the other party to be in default of any obligation under this Contract, such party shall give the other party notice thereof. Such other party shall then have thirty (30) Days in which to remedy such default.
If the default is not remedied, the other party may, without prejudice to any other right or remedy of such party in respect of such breach, terminate its obligations under this Contract, except for HECO's obligation to pay in full in United States currency for the LSFO sold and Delivered hereunder and for other amounts due by HECO to Chevron under this Contract, by forty-five (45) Days written notice to the party in breach. Any termination shall be without prejudice to accrued rights. All rights and remedies hereunder are independent of each other and election of one remedy shall not exclude another.

In no event shall either party be liable for any indirect, consequential, special or incidental damages of any kind whether based in contract, tort (including without limitation negligence or strict liability), warranty or otherwise.


                       ARTICLE 15:  Conflicts of Interest

Conflicts of interest related to this Contract are strictly prohibited. Except as otherwise expressly provided herein, neither party nor any director, employee or agent of a party shall give to or receive from any director, employee or agent of the other party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither party nor any director, employee or agent of a party shall enter into any business arrangement with any director, employee or agent of the other party (or any affiliate), unless such person is acting for and on behalf of the other party, without prior written notification thereof to the other party.

In the event of any violation of this Article 15, including any violation occurring prior to the date of this Contract which resulted directly or indirectly in one party's consent to enter into this Contract with the other party, such party may, at its sole option, terminate this Contract at any time and, except for obligations to pay in full in United States currency for the outstanding payment obligations hereunder, shall be relieved of any further obligation under this Contract.

Both parties agree to immediately notify the other of any known violation of this Article.


                          ARTICLE 16:  Applicable Law

This Contract shall be construed in accordance with, and all disputes arising hereunder shall be determined in accordance with, the local law of the State of Hawaii, U.S.A.


                ARTICLE 17:  Public Utility Commission Approval

Section 17.1:  Filing Requirements; HECO's Energy Cost Adjustment Clause

This Contract is required to be filed with the Hawaii Public Utilities Commission ("PUC") for approval. If in the proceedings initiated as a result of the filing of this Contract, the PUC disapproves or fails to authorize the full recovery of the fuel costs incurred under this Contract through HECO's "Energy Cost Adjustment Clause", HECO may terminate this Contract by giving sixty (60) Days written notice to Chevron.

Section 17.2:  Use as a Public Utility.

No use of the pipelines, facilities or equipment owned by Chevron and used in connection with this Contract shall be construed as having been dedicated by Chevron to a public use and it is hereby acknowledged by the parties that Chevron retains the exclusive right to determine who other than the parties to this Contract shall use said pipelines, facilities, and equipment.

                           ARTICLE 18:  Miscellaneous

Section 18.1:  Headings

Headings of the Articles and Sections are for convenient reference only and are not to be considered part of this Contract.

Section 18.2:  Entire Agreement

This document contains the entire agreement between the parties covering the subject matter and cancels, as of the effective date hereof, all prior agreements of any kind between the parties covering such subject matter and any amendments thereto. There are no other agreements which constitute any part of the consideration for, or any condition to, either party's compliance with its obligations under this Contract.

Section 18.3:  Contract is Not an Asset

This Contract shall not be deemed to be an asset in, and, at the option of a party, shall terminate in the event of any voluntary or involuntary receivership, bankruptcy or insolvency proceedings affecting the other party.

Section 18.4:  Notices

Except as otherwise expressly provided herein, all notices shall be given in writing, by letter, facsimile or electronic mail to the following addresses, or such other address as the parties may designate by notice, and shall be deemed given upon receipt.

               Seller:
               Manager, Petroleum Coke, Heavy Fuels & Sulfur
               Chevron Products Company,
               A Division of Chevron U.S.A. Inc
               P.O. Box 7006
               San Francisco, CA  94120-7006
               Facsimile:  (415) 894-1195

               Buyer:
               Manager,
               Power Supply Services Department
               Hawaiian Electric Company, Inc.
               Box 2750
               Honolulu, HI  96840-0001
               Facsimile:  (808) 543-4366

Section 18.5:  Unenforceable Terms

If any term or provision, or any part of any term or provision, of this Contract is held by any court or other competent authority to be illegal or unenforceable, the remaining terms, provisions, rights and obligations shall not be affected.

Section 18.6:  Successors and Assigns

This Contract shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

Section 18.7:  Termination of Prior Agreement

Effective as of the Effective Date of the Term hereunder, this Contract hereby supersedes that certain Low Sulfur Fuel Oil Supply Contract between the parties dated November 20, 1995, and all amendments thereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Low Sulfur Fuel Oil Supply Contract as of the Day and Year first herein above written.



CHEVRON PRODUCTS COMPANY,                     HAWAIIAN ELECTRIC
 A DIVISION OF CHEVRON U.S.A. INC.             COMPANY, INC.


By  /s/ Phillip H. Fisher                     By   /s/ Edward Y. Hirata
   ----------------------                          -----------------------
        Phillip H. Fisher                              Edward Y. Hirata
                                                   -----------------------
                                                   (Printed or Typed Name)


Its Manager, Petroleum Coke            Its  Vice President, Regulatory Affairs
  Heavy Fuels & Sulfur                      ----------------------------------





                                              By   /s/ Marvin A. Hawthorne
                                                  ------------------------
                                                       Marvin A. Hawthorne
                                                  ------------------------
                                                   (Printed or Typed Name)

                                              Its  Assistant Treasurer
                                                   -------------------

                                 ADDENDUM NO. 1

                        ILLUSTRATIVE SCHEDULE OF PRICES
                        -------------------------------
          (Illustrative Product Price Calculation for September 1997)

For the Monthly cumulative volume which is at or below the [---] maximum limit of Section 3.1 multiplied by the number of Days in the Month, the price of LSFO Delivered to meet the Nominated commitment of a Month shall be determined as follows:

[---]

Where P1 is equal to the billing price per physical barrel of LSFO Delivered to meet that portion of the Nominated commitment of a Month that is equal to or below the [---] maximum regardless of the actual Month Delivered, in U. S. dollars.

I. LSWR INDEX = A market index for low sulfur fuel oil, defined as the [--], defined as follows:

 [---]

[---]

[---]  (Price in USD per barrel)

 Date     Low     High  Average
 ----     ---     ----  -------

 [---]    [---]   [---]  [---]

[---]  (Price in USD per barrel)

 Date     Low     High      Average
 ----     ---     ----      -------

 [---]    [---]   [---]      [---]
               [---]

 Average of the two assessments,

 [---]

 [---] =                    [---]


 [---] The value of the [---]  shall be [---] under this Contract [---].

 [---]

[---]

(a) [---] ---- The  average of [---] for all [---], during the period [---].

 Date        Low         High     Average
 ----        ---         ----     -------

 [---]      [---]        [---]     [---]

            AVERAGE PRICE   [---]

(b) [---] --- Similarly, the average of [---]  for [---].

 Date        Low         High     Average
 ----        ---         ----     -------

 [---]      [---]        [---]     [---]

[---]
               AVERAGE PRICE  [---]

(c) [---] ---- Similarly, the average of the [---].

 Date      Low      High     Average
 ----      ---      ----     -------

[---]     [---]     [---]     [---]

                  AVERAGE PRICE     [---]

(d) [---] ---- Similarly, the average of the [---] for [---].

 Date     Average
 ----     -------

 [---]     [---]

 [---]
 AVERAGE PRICE [---]

 Average of the [---],

 [---]

 [---]  =           [---]


 [---]

 [---]  =           [---]


II. [---] = [---]:

(a) [---]

AFRA Worldscale Large Range 1 average     New Worldscale Large Range 1
         Publication Date                            Points

             April 1997                              131.10
             May 1997                                141.30
             June 1997                               139.90
                                                     ------
 Average                                             137.43

(b) The Worldscale 100 rate for voyages between Singapore and Barbers Point, Hawaii, applicable to the Year of the quarter defined in (a) above; expressed in New Worldscale rates, as published by Worldscale Associates (London Limited) in its New Worldwide Nominal Freight Scale (Worldscale); plus,

          New Worldscale 100 Rate between Singapore and Barbers Point effective January 1, 1997

          = $10.11 PER METRIC TON

(c) There shall be added to the multiplication product of (a) and (b) above, a fixed rate differential for SBT Tankers, if and as provided by Worldscale, with respect to the Additional Insurance Premiums for Basic ($500 Million) and Excess ($200 Million) coverage of Oil Pollution Liability Insurance on vessels carrying persistent oils to and from the U.S.A., consistent with a typical vessel as derived in Addendum No. 3 attached to this Contract.

          New Worldscale fixed rate differential for Additional Insurance Premiums for Oil Pollution Liability Insurance for SBT Tankers effective February 20, 1997

          = $0.023 PER BARREL

The FREIGHT rate will be expressed in U.S. dollars per barrel, using a conversion factor of 6.75 barrels ("bbls") per metric ton ("MT").

FREIGHT   =    {[(137.43 * $10.11/MT) / 100] / 6.75 bbls/MT} + ($0.023/bbl)

          =    $ 2.081/BBL


iii. LA BUNKER = A market index for industrial fuel oil, defined as the simple average of the high and low prices for Los Angeles Bunker C fuel as reported by the Platt's Oilgram Bunkerwire ("Platt's Bunkerwire") for all dates of publication during the period beginning the 21st of the second Month immediately preceding the Nominated Month of Delivery and ending the 20th Day of the Month immediately preceding the Nominated Month of Delivery.

Date            Low      High            Average
----            ---      ----            -------
07/21/97      $100.00   $104.00   $102.00 per Metric Ton
07/22/97      $ 95.00   $101.00   $98.00 per Metric Ton
07/23/97      $ 97.00   $100.00   $98.50 per Metric Ton
07/24/97      $ 97.00   $103.50   $100.25 per Metric Ton
07/25/97      $100.00   $104.00   $102.00 per Metric Ton
07/28/97      $100.00   $105.00   $102.50 per Metric Ton
07/29/97      $100.00   $105.00   $102.50 per Metric Ton
07/30/97      $101.00   $105.00   $103.00 per Metric Ton
07/31/97      $104.00   $108.00   $106.00 per Metric Ton

08/01/97      $103.00   $107.00   $105.00 per Metric Ton
08/04/97      $103.00   $107.00   $105.00 per Metric Ton
08/05/97      $103.00   $107.00   $105.00 per Metric Ton
08/06/97      $101.00   $104.00   $102.50 per Metric Ton
08/07/97      $101.00   $104.00   $102.50 per Metric Ton
08/08/97      $102.00   $105.00   $103.50 per Metric Ton
08/11/97      $ 97.00   $102.00   $99.50 per Metric Ton
08/12/97      $ 98.00   $102.00   $100.00 per Metric Ton
08/13/97      $ 93.00   $100.00   $96.50 per Metric Ton
08/14/97      $ 95.00   $100.00   $97.50 per Metric Ton
08/15/97      $ 97.00   $101.00   $99.00 per Metric Ton
08/18/97      $ 96.00   $ 99.00   $97.50 per Metric Ton
08/19/97      $ 93.00   $101.00   $97.00 per Metric Ton
08/20/97      $ 93.00   $ 98.00   $95.50 per Metric Ton

          AVERAGE             $100.902 PER METRIC TON

The LA Bunker market index will be expressed in U.S. dollars per barrel, using a conversion factor of 6.368 barrels per metric ton.

= ($100.902/MT)/(6.368 bbls/MT)

LA BUNKER =    $15.845/BBL

iv. [---] =  [---]


v. BTU = The actual BTU content of each LSFO Delivery, pursuant to Section 7.2, expressed in MM BTU's per barrel and rounded to three decimal places.


T = [---], the Hawaii General Excise Tax, the Hawaii Environmental Response Tax,
    [---] and any other tax properly imposed on the sale of LSFO pursuant to
    Section 5.3 herein.

          [---]

          [---]

          HGET = 4.166% of pre-HGET price

          Hawaii Environmental Response Tax applied after HGET and Hawaii Use Tax = $0.05 per barrel

A. PRODUCT PRICE COMPUTATION FOR [---] DELIVERY WITH STANDARD BTU CONTENT OF 6.2 MM BTU PER BARREL

[---] = [---]

      = [---]

      = [---]

      = [---]

where T = sum of

      [---]  =                                                                        [---]
      HGET = 4.166% of LSWR Index + [---] =                                           [---]
      [---]  =                                                                        [---]
      Hawaii Environmental Response Tax =                                             $0.0500/bbl
                                                                                      -----------
                                                                                      [---]

[---] = [---]

      = [---]  PER BARREL



B. PRODUCT PRICE COMPUTATION FOR [---] DELIVERY WITH BTU CONTENT OTHER THAN STANDARD 6.2 MM BTU PER BARREL

[---] = [---]

IF BTU IS 6.275 MM BTU PER BARREL, THEN COMPUTATION IS AS FOLLOWS:

      = [---]

      = [---]

      = [---]

      = [---]

where T = sum of

      [---] =                                                   [---]
      HGET = 4.166% of LSWR Index + [---] =                     [---]
      [---]) =                                                  [---]
      Hawaii Environmental Response Tax =                       $0.0500/bbl
                                                                -----------
                                                                [---]

[---] = [---]

      = [---]  PER BARREL

For the Monthly cumulative volume which exceeds the [---] maximum limit of
Section 3.1 multiplied by the number of Days in the Month, the price of LSFO Delivered to meet the Nominated commitment of a Month shall be determined as follows:

[---]

Where P2 equals the billing price per physical barrel of LSFO Delivered to meet that portion of the Nominated commitment of a Month that exceeds the [---] maximum, regardless of the actual Month Delivered , in U.S. dollars.

iv.   [---]

        [---]

C. PRODUCT PRICE COMPUTATION FOR [---] DELIVERY WITH STANDARD BTU CONTENT OF 6.2 MM BTU PER BARREL

[---] = [---]

      = [---]

      = [---]

      = [---]

where T = sum of

      [---]  =                                                  [---]
      HGET = 4.166% of LSWR Index + [---]  =                    [---]
      [---] =                                                   [---]
      Hawaii Environmental Response Tax =                       $0.0500/bbl
                                                                -----------
                                                                [---]

[---] = [---]

      = [---]  PER BARREL



D. PRODUCT PRICE COMPUTATION FOR [---] DELIVERY WITH BTU CONTENT OTHER THAN STANDARD 6.2 MM BTU PER BARREL

[---] = [---]

IF BTU IS 6.275 MM BTU PER BARREL, THEN COMPUTATION IS AS FOLLOWS:

    = [---]

    = [---]

    = [---]

where T = sum of

    [---]  =                                                  [---]
    HGET = 4.166% of LSWR Index +[---]  =                     [---]
    [---]  =                                                  [---]
    Hawaii Environmental Response Tax =                       $0.0500/bbl
                                                              -----------
                                                              [---]

[---] = [---]

      = [---]  PER BARREL



Note on items as they appear on invoices
----------------------------------------
Actual invoices for sales and Deliveries of LSFO may include additional charges for pipeline throughput and pipeline displacement stock incurred under the Facilities and Operating Contract by and between the same parties and for which certain taxes, such as the HGET and [---], are consolidated with the corresponding tax charged on the sale of LSFO.

Actual invoices for sales and Deliveries of LSFO may also contain comments which reference the measured BTU content of the invoiced Delivery, calculated LSFO price per unit before BTU content adjustment and per unit amount of pipeline throughput charge, if any.

[ LONDON TANKER BROKERS' PANEL LIMITED letterhead ]



                                                                   1st June 1997



Hawaiian Electric Company Inc
P.O. Box 2750
Honolulu HI  96840-0001
Hawaii



Attn:  Mr. J.C. Aicken Dir. Fuel Resource

Dear Sirs

                                      AFRA

The results of the monthly average freight rate assessments made over the period 16th April 1997/15th May 1997 are as follows:

MEDIUM RANGE       ( 25,000/ 44,999    (LONG)  TONS)     WORLDSCALE   175.8
LARGE RANGE 1      ( 45,000/ 79,999    (LONG)  TONS)     WORLDSCALE   139.9
LARGE RANGE 2      ( 80,000/159,999    (LONG)  TONS)     WORLDSCALE   100.8
VLCC               (160,000/319,999    (LONG)  TONS)     WORLDSCALE    57.9
ULCC               (320,000/549,999    (LONG)  TONS)     WORLDSCALE    49.4

We would remind you that, in accordance with the agreement between us, these assessments are provided to you on the condition they will not be reproduced, supplied or disclosed to any other person.

Your faithfully
LONDON TANKER BROKERS' PANEL LIMITED


/s/ R.W. Porter


R.W. Porter
Managing Director

                                 ADDENDUM NO. 2
                              QUALITY ADJUSTMENTS

Section 1:  Adjustments to Quality of HECO's Oil

In the event HECO desires to adjust the quality of its LSWR in its BPTF tanks to meet the specifications of Article 4 and provided that the LSWR meets the qualities of Section 2(a), Chevron shall supply the necessary blend stock,
quality analysis and other services necessary to complete the adjustment.   HECO
will provide LSWR of the quality generally available in the Singapore market.

Section 2:  Quality and Quantity Determination

      (a) HECO shall give Chevron 70 Days advance notice of the quantity and quality of any LSWR for which it desires an adjustment. The LSWR shall meet the following viscosity-sulfur relationship:

                                  LSWR Viscosity - cst at 122F
                          ----------------------------------------------
                                       Maximum For Pipeline Delivery
            LSWR Sulfur             ------------------------------------
               Wt %       Minimum   To Waiau/Iwilei              To Kahe
            -----------   -------   ---------------              -------
               [---]       [---]         [---]                    [---]

      (b) The specific quality and quantity of the LSWR in HECO's tankage before adjustment shall be determined in accordance with Sections 7.2,
          7.3 and 7.4, except that the samples shall be taken and gauging shall be done on HECO tanks at BPTF prior to Chevron's adjustment of quality.

      (c) The specific quality and quantity of the LSWR in HECO's tankage after adjustment shall be determined in accordance with Sections 7.2,
          7.3 and 7.4, except that the samples shall be taken and gauging shall be done on HECO tanks at BPTF after Chevron has completed the adjustment of quality.

Section 3:  Compensation

      (a) HECO shall purchase from Chevron whatever blend stock that is required for Chevron to complete the adjustment. The price of the oil used for adjustment shall be the [---]; otherwise, [---].

      (b) HECO shall [---] and each[---], provided however that [---].

Section 4:  Invoices

Invoices for the above will be submitted by Chevron and paid by HECO in accordance with Article l0 of this Contract.

Section 5:  Illustrative Schedule of Prices and Fees

           (a)   Price of Blend Stock, [---].

               Basis:  1)  [---] = [---]

                       2)  [---] = [---]

                       3)  TF = Taxes currently in effect is the Hawaii General
                                Excise Tax of 4.166% of pre-tax
                                price, [---], Hawaii Environmental Response
                                Tax of $0.05 per barrel, applied after the HGET and [---].

               PRICE OF BLEND STOCK     = [---]

                                        = [---]

                                        = [---]

      where T = sum of

      HGET = 4.166% of [---] = 0.04166*[---]             =  [---]
      [---]                                              =  [---]
      Hawaii Environmental Response Tax                  =  $0.0500/bbl
                                                            -----------
                 [---]                                      [---]

           (b)   [---]

                 Basis:   1)   HECO provides 250,000 barrels of LSWR

                          2)   Chevron provides 25,000 barrels of Blend Stock

                          3)   [---]

                          4) Tax currently in effect is the Hawaii General Excise Tax of 4.166% of pre-tax price.

                 [---]         = [---]

                               = [---]

                               = [---]
          where T = sum of
          HGET = 4.166% of Pre-HGET[---] = 0.04166*[---]           =   [---]

                           [---]

                                 ADDENDUM NO. 3
RECOVERY OF WORLDSCALE FIXED DIFFERENTIAL FOR OIL POLLUTION LIABILITY INSURANCE

The price formula for LSFO in Section 5.1 of the Contract includes the component "FREIGHT" that refers to a Worldscale 100 rate published in the current edition of Worldscale which incorporates a Fixed Rate Differential to reflect the cost of additional premiums for Oil Spill Liability Insurance on vessels carrying Persistent Oils applicable to voyages having a destination in the U.S.A.. Chevron acknowledges that any vessel used to transport LSFO that is sold and purchased under the Contract, including its components and the crude oil from which the LSFO is derived, shall be required to possess oil spill liability insurance coverage in the amount of $700 million.

The price formula component "FREIGHT" refers to an AFRA rate applicable to a vessel size classification of LR-1, or Large Range 1. This vessel classification references tanker vessels ranging in size from 45,000 Long Tons Deadweight to 79,999 Long tons Deadweight. In order to derive an approximation of the relationship between Deadweight and Gross Registered Tons for a nominal vessel consistent with the mathematical average of this vessel size classification, the average of two vessels that have transported LSFO or its components to Hawaii in the recent past that are approximately equal to the midpoint of the LR-1 range were referenced. These vessels are described as follows:

        Name            Deadweight Tons (DWT)   Gross Registered Tons (GRT)
        ----            ---------------------   ---------------------------

   M/T London Spirit            62,097                    36,865
   M/T London Victory           62,156                    36,865
                                ------                    ------

        Average                 62,127                    36,865

The Worldscale 100 rate that is to be included in the computation of FREIGHT is to be derived in the same manner as the following illustrative example calculations:

1. The Worldscale 100 rate in effect from February 20, 1997, shall include a Fixed Rate Differential for SBT Tankers which shall be the sum of a. and
       b. and shall be computed as follows:

       a. Fixed Rate Differential with respect to the additional insurance premiums For Basic $500 million coverage of Oil Pollution Liability Insurance on vessels carrying Persistent Oils to and from the U.S.A.

          Fixed Rate Differential =       $0.16/GRT X 36,865 GRT
                                          ----------------------
                                                  62,127

                                  =       $0.095 per Metric Ton

          For illustrative purposes, this rate may be expressed in U.S. dollars per barrel as follows:

                                  =       $0.095/Metric Ton
                                          -----------------
                                        6.75 barrels/Metric Ton

                                  =       $0.014/barrel

       b. Fixed Rate Differential with respect to the additional insurance premiums for Excess $200 million coverage of Oil Pollution Liability Insurance on vessels carrying Persistent Oils to and from the U.S.A.

      Fixed Rate Differential   =   .875 X $0.1205/GRT X 36,865 GRT
                                    -------------------------------
                                                62,127

                                =   $0.063 per Metric Ton

      For illustrative purposes, this rate may be expressed in U.S. dollars per barrel as follows:

                                =    $0.063/Metric Ton
                                     -----------------
                                   6.75 barrels/Metric Ton

                                =    $0.009/barrel

The sum of which shall equal $0.158 per Metric Ton, or $0.023 expressed in U.S. dollars per barrel.

2. The AFRA Worldscale Points and their related Worldscale 100 rate applicable for each calendar quarter are based upon an average of the three Monthly AFRA publications in the calendar quarter immediately preceding the calendar quarter of the Nominated Month of Delivery. Therefore the relevant Fixed Rate Differentials computed above should be applied (to a Year of 365
Days) as follows:

       A. With respect to volumes of LSFO Nominated during the three (3) Months of the quarter following a change in the published rate (typically February of each Year), the relevant Fixed Rate Differential to be included in the computation of the price component "FREIGHT" shall be the sum of:

           50/90 multiplied by the Fixed Rate Differential computed prior to the rate change:

           and 40/90 multiplied by the Fixed Rate Differential computed using the revised rate:

       B. With respect to volumes of LSFO Nominated for subsequent Months, and continuing for so long as the Fixed Rate Differentials as set forth in Worldscale Circular shall be applicable, the relevant Fixed Rate Differential to be included in the computation of the price component "FREIGHT" shall be as derived in part 1 above.

ADDENDUM NO. 4  LSFO CONTRACT
Page 1 of 3
TRANSITION FROM REFINERY TO HECO BPTF LSFO TITLE TRANSFER POINT A (diagram)

ADDENDUM NO. 4  LSFO CONTRACT
Page 2 of 3
TRANSITION FROM REFINERY TO KAHE PIPELINE LSFO TITLE TRANSFER POINT B (diagram)

ADDENDUM NO. 4  LSFO CONTRACT
Page 3 of 3
TRANSITION FROM REFINERY TO BLACK OIL PIPELINE LSFO TITLE TRANSFER POINTS (diagram)